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                                                                    EXHIBIT 99.1

SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                           08/31/01   09/30/01   10/31/01    11/30/01   12/31/01   01/31/02
                           --------   --------   --------    --------   --------   --------
Cooper Industries          (10-12)%     (8)%      (8-10)%     (8-10)%     (11)%     (9-11)%

Electrical Products        (10-12)%     (9)%      (8-10)%     (8-10)%      (9)%     (8-10)%

Tools & Hardware            (6-8)%      (6)%      (8-10)%    (11-13)%     (18)%    (16-18)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED JANUARY 31,
2002.

COOPER INDUSTRIES
Sales for the three months ended January 31, 2002, declined 9-11%, compared with last year.

    o   Currency translation had a negligible impact.

ELECTRICAL PRODUCTS

Sales for the three months ended January 31, 2002, declined 8-10%, compared with last year.

    o Demand for hazardous duty electrical construction materials decreased in the domestic market while remaining strong in Europe.

    o Continued softness in domestic industrial and commercial markets led to lower demand for lighting fixtures and wiring devices.

    o Sales of electrical and electronic fuses, other circuit protection products and enclosures were considerably weakened by lower end-user demand and distributor inventory reductions.

    o Continued uncertainty in the power delivery marketplace has hampered utilities' investments in distribution system products. Demand for distribution transformers and power management products remains weak.

    o UK and European demand for lighting fixtures and security products has slowed.

    o   Competitive pressures continue to impact pricing in many markets.

    o   Currency translation had a negligible impact.

TOOLS AND HARDWARE

Sales for the three months ended January 31, 2002, declined 16-18%, compared with last year.

    o Assembly equipment shipments to the auto industry are down from last year's levels.

    o Slowing industrial and electronic assembly activity in North America has led to reduced demand for hand and power tools. European markets for hand tools have weakened.

    o   Currency translation effects have been modestly negative.

Note: Includes impacts of acquisitions and divestitures.